INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 33-59729 of United States Surgical Corporation on Form S-3 of our report dated January 24, 1995, except for Note C, as to which the date is February 1, 1995 appearing in the Annual Report on Form 10-K of United States Surgical Corporation for the year ended December 31, 1994 and of our report dated May 25, 1995 appearing in Form 8-K of the Surgery Division ("SDV") of Century Medical, Inc. and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Stamford, Connecticut

/s/ Deloitte Touche
Tohmatsu

Deloitte Touche Tohmatsu
Tokyo, Japan

July 10, 1995